Exhibit 10.23

EXECUTION COPY

John Deere Landscapes LLC

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

April 22, 2014

Mr. David P. Werning

Dear Dave:

This letter agreement (the “Letter Agreement”) memorializes our recent discussions and confirms our agreement and understanding regarding the terms of your departure from John Deere Landscapes LLC (the “Company”), its parent, CD&R Landscapes Parent, Inc. (“Parent”), and all of their respective directly or indirectly owned subsidiaries (collectively, the “Company Group”). Except as specifically provided herein and in the General Release in the form attached hereto as Annex A (the “General Release”), all of the terms and conditions of your employment will continue in full force and effect for so long as your employment with the Company Group continues.

We have agreed that you will resign from your positions as Chief Executive Officer of the Company Group and as a member on the boards of directors and committees of the Company Group, effective as of April 28, 2014 (the “Resignation Date”). We have agreed that, as of the Resignation Date, you will continue employment with the Company in the position of Special Advisor to the Chief Executive Officer until December 31, 2014 (the “Separation Date”), when your employment with the Company will terminate. So long as you are employed by the Company, except as otherwise specifically provided herein, you will be continue to be paid base salary, in weekly installments, at an annual rate of $336,840 and to participate in the Company Group benefit plans in which you currently participate.

In addition, you will be eligible to earn a cash bonus with a target bonus amount equal to 100% of base salary in respect of the Company’s 2014 fiscal year ending October 31, 2014 based on your attainment of performance goals and conditions established by the Company’s board of directors under the Company’s short-term annual incentive plan. The actual amount of this bonus shall be determined in the discretion of Parent’s board of directors based on its assessment of actual performance for the 2014 fiscal year and, based on that assessment, no bonus may be paid at all. Any annual bonus paid to you for the 2014 fiscal year will be paid when annual bonuses for 2014 are paid to the Company’s other executives, and not later than two and a half (2.5) months following the end of the 2014 fiscal year. You will not be eligible for a cash bonus in respect of fiscal year 2015.

In addition, subject to your continued employment through December 31, 2014, in lieu of your participating in Parent’s management equity program, the Company will pay you a cash bonus intended to approximate the gain, if any, that you would have realized were you to have participated in such management equity program (such payment, the “Phantom Equity Bonus”). The amount of the Phantom Equity Bonus will be determined as follows:

If Fiscal Year 2014 EBITDA is:	The Phantom Equity Bonus will be:
< $60 million	$0
$60 million	$225,000
$65 million	$350,000
$70 million	$480,000
$75 million	$615,000

In the event that EBITDA is at least $60 million and falls between any of the figures in the table above, the Phantom Equity Bonus shall be determined by straight-line linear interpolation. In the event that EBITDA is greater than $75 million, the Phantom Equity Bonus will be determined by using the same methodology as in the table above (e.g., at $80 million of EBITDA, the Phantom Equity Bonus would be $755,000, and at $85 million of EBITDA, the Phantom Equity Bonus would be $900,000, etc.). The Phantom Equity Bonus will be paid to you not later than March 15, 2015.

“EBITDA” shall be calculated according to the management plan, and shall mean earnings before interest, taxes, depreciation and amortization. The Company’s board of directors (the “Company Board”) shall adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: acquisitions, divestitures, major capital programs, any stock option or other stock-based compensation charges, fees or expenses related to any equity offering or repayment or refinancing of indebtedness approved by the Company Board, which approval shall not be unreasonably withheld. The Company Board’s determination of such adjustment shall be in good faith and based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company and will be final and binding.

For the avoidance of doubt, this letter agreement is not intended to affect any rights you may have to receive retirement benefits or payments from Deere & Company in connection with your termination of employment from the Company, including without limitation under the Retention Agreement between you and Deere & Company, dated as of January 4, 2012.

This letter agreement will not be effective until you sign it. In addition, as a condition to payment of the Phantom Equity Bonus, you agree to sign the attached General Release on or after the Separation Date, but before the 30th day following the Separation Date. If you fail to sign the General Release within thirty (30) days after the Separation Date or if you elect to revoke it during its revocation period, this Letter Agreement will become null and void, but your termination of employment will still be effective (and for the avoidance of doubt, you will not be entitled to receive the Phantom Equity Bonus). You may not assign your rights or obligations under this letter agreement to any individual or entity. This letter agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

[signature page follows]

Please sign this letter agreement below to evidence your agreement with the foregoing.

Dave, we sincerely thank you for your service to the Company and we wish you success in your future endeavors.

Sincerely,

John Deere Landscapes LLC

By:	/s/ Paul Pressler
Name: Paul Pressler
Title: Chairman

Accepted and agreed as of

the date first written above:

/s/ David P. Werning
Name: David P. Werning

Annex A

General Release

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under the Letter Agreement, dated as of April 22, 2014, to which you and John Deere Landscapes LLC (the “Company”) are parties (the “Letter Agreement”), you hereby waive and release and forever discharge the Company, its parent, CD&R Landscapes Parent, Inc., Clayton, Dubilier & Rice, LLC (“CD&R”) and its affiliated investment funds, Deere & Company, their respective affiliates, and all of the respective past and present officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had or now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company and its subsidiaries, to any services performed for the Company or any of its subsidiaries, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company or any of its subsidiaries, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Release Date”). You further agree, promise, and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this release of claims.

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a) Any payment or benefit set forth in the Letter Agreement;

(b) Reimbursement of unreimbursed business expenses properly incurred prior to the date of your termination of employment in accordance with Company policy;

(c) Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(d) Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(e) Any claim that the Company has breached this release of claims; and

(f) Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Return of Company Property. Not later than the Effective Release Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.

Non-Compete. In consideration of the payments and benefits to which you are entitled under the Letter Agreement, you agree that for the one-year period following the date on which the your employment with the Company terminates, you will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, be employed by, or be connected in any manner with, any person or entity engaged in the sale or distribution of landscaping or irrigation products or supplies in the United States, Canada or in any other region in which the Company and its Subsidiaries do business.

Non-Solicit. In consideration of the payments and benefits to which you are entitled under the Letter Agreement, you agree that, for the two-year period following the date on which your employment with the Company terminates, you will not, directly or indirectly, on your own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or its Subsidiaries to leave his or her employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or its Subsidiaries to purchase goods or services then sold by the

Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, representatives or suppliers.

Date:
David P. Werning